The Board of Directors
Enterprise Bancorp, Inc.:

We consent to incorporation by reference in Registration Statement on Form S-8 (No. 333-51953) and Form S-3 (No. 333-79135) of Enterprise Bancorp, Inc. of our report dated January 8, 2001, relating to the consolidated balance sheets of Enterprise Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included herein.


/s/  KPMG LLP

Boston, Massachusetts
March 21, 2001